Exhibit 99.1

Press Release dated December 1, 2008

DynCorp International Appoints New Executives

FALLS CHURCH, Va. — December 1, 2008 — DynCorp International (NYSE:DCP) has appointed three experienced executives to key positions as part of a strategy to drive growth and improve operations.

Mr. Robert B. Rosenkranz, currently President of the International Security Services division, will move to the position of Executive Vice President-Chief of Staff, effective December 29, 2008. In this capacity, Mr. Rosenkranz will work directly with the Chief Executive Officer to develop and strengthen DynCorp’s organizational capabilities and further shape the company as an integrated global enterprise. He will have a specific focus on improving the efficiency, effectiveness and coordination of DynCorp International’s functional and internal operations.

Also effective December 29, 2008, Mr. Tony Smeraglinolo will be appointed to the position of president, International Security Services. In this position, Mr. Smeraglinolo will be responsible for all the division’s profit and loss aspects, including operations, financial management, business development, and strategic planning. Mr. Smeraglinolo joins DynCorp International from L-3 Communications, where he most recently served as the president of its Intelligence Solutions Division. Previously, he held a number of senior executive positions during a 24-year career with Harris Corporation and was a senior vice president with DRS Technologies. Mr. Smeraglinolo is well known and highly regarded within the U.S. defense and intelligence communities and has an established track record of growing businesses and delivering solid financial results.

Effective December 8, 2008, Dr. Craig Reed will assume the new position of senior vice president, Strategic Development, reporting directly to the CEO. Dr. Reed will be responsible for leading the company’s strategic thinking and planning activities, market intelligence, strategic customer accounts, corporate-wide strategic initiatives, strategic marketing, and mergers and acquisitions. He joins DynCorp International from Northrop Grumman, where he was most recently vice president of strategy and planning for the ISR Systems division, and previously held senior positions with CSP Associates, Lockheed Martin, and the U.S. Department of Energy.

“I am very pleased to welcome Tony Smeraglinolo and Craig Reed to the DynCorp International team and to continue to reap the advantages of Bob Rosenkranz’s experience and skills in a new position,” said CEO William L. Ballhaus. “Tony and Craig are accomplished professionals with strong executive track records, and Bob has been an exceptional leader of our largest and most visible division. These three executives will bring focus, energy, and purpose to the organization that will help us grow strategically and improve the quality of our operations.”

About DynCorp International
DynCorp International is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations, and logistics support. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Contact:
Douglas Ebner
(571) 722-0210